Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness
McGuinness Consulting
805.427.1372

Obagi Medical Products' Third Quarter 2010 Net Sales Rise 12 Percent
-Conference Call To Be Held at 4:30 PM EDT Today-

LONG BEACH, Calif., November 4, 2010 -- Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported that net sales for the third quarter of 2010 rose 12.0% to $27.9 million, from $24.9 million in the third quarter a year ago.

In the third quarter of 2010, gross profit was $22.1 million, or 79.3% of total net sales, up from $19.6 million, or 78.9% of total net sales, a year ago.  Operating expenses of $19.5 million were higher compared to a year ago, due in part to legal fees and costs related to the Zein Obagi litigation and costs associated with the launch of the ELASTILash™ product.

Net income totaled $1.6 million, or $0.07 per diluted share, compared with $3.0 million, or $0.14 per diluted share, in the third quarter of 2009.

The third quarter results reflect $2.0 million of legal costs in the Zein Obagi matters, as anticipated in previous guidance (representing an earnings per diluted share impact of $0.05), and also $888,000 of charges associated with early termination of Zein Obagi’s consulting agreement, which decision was made after providing last quarter’s financial guidance (representing an earnings per diluted share impact of $0.03).

The Company generated $2.8 million in cash from operations for the quarter and finished the quarter with total cash and cash equivalents, including short-term investments, of $45.6 million.  The Company has entered into a new credit agreement making available $15.0 million in term loans in addition to the existing $20.0 million working capital line, providing a total of $35.0 million of debt capacity.

Business Highlights from the Third Quarter and Subsequent Weeks:

•	Added 362 new accounts during the quarter bringing the total number of active accounts to 6,435 at quarter’s end, up 5% from a year ago.

•	Introduced Nu-Derm Continuum in September, a maintenance regimen to encourage patients’ continued use of Nu-Derm after the initial treatment phase is completed.

•
Launched ELASTILash™ Eyelash Solution on October 15th, entering the eye lash enhancement market segment.  ELASTILash has been clinically demonstrated to achieve the appearance of visibly thicker, fuller-looking eyelashes.

•
On October 26, 2010 the Company filed a registration statement for a proposed secondary offering of up to 6.2 million shares of its previously issued and outstanding common stock.  To the extent shares are offered and sold pursuant to this registration statement, they will be sold by two long

•	term stockholders. The Company will not be selling any shares and will not receive any proceeds from this offering.

•
On October 26, 2010, the Company announced that its Board of Directors has authorized the Company to repurchase up to $45 million of its common stock, depending on market conditions and other factors. Share repurchases may include the repurchase of shares from the selling stockholders through privately negotiated transactions prior to the commencement of the secondary offering or in one or more transactions following consummation of the secondary offering, as well as repurchases made through open market or privately negotiated transactions in compliance with SEC Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. This authorization does not obligate the Company to acquire any particular amount of common stock nor does it ensure that any shares will be purchased, and it may be suspended at any time at the Company's discretion.

The Company’s interim President and CEO, Al Hummel, stated, "We are happy to have delivered another double-digit sales increase this quarter and are particularly pleased with our expanding ability to manage the lifecycle of our core Nu-Derm product, as shown by the introduction of Nu-Derm Continuum in September.  We also launched ELASTILash in mid-October, which is complementary to our existing product lines.  While our revenue growth in the third quarter was strong in particular geographies and for key products, we are still seeing some overall economic and market weakness.  As a result, we have become more conservative in our outlook for the remainder of the year.”

For the Nine Months Ended September 30, 2010 Compared to a Year Ago:

•	Net sales rose 12.4% to $82.5 million from $73.4 million a year ago.

•	Gross profit margin was 79.0%, up from 78.8% a year ago.

•	Net income was $6.6 million, or $0.30 per diluted share, compared with $6.5 million, or $0.30 per diluted share a year ago.

•	Cash and cash equivalents and short-term investments increased $9.6 million for the nine month period.

Company Revises Fourth Quarter 2010 Financial Guidance

Based on current market and economic trends, the Company is revising its guidance for the fourth quarter 2010 and now expects net sales of between $29.0 to $29.5 million and earnings per diluted share to be between $0.07 and $0.09. This guidance assumes estimated legal fees associated with the Zein Obagi litigation and arbitration in the fourth quarter will approximate $2.0 million (approximately $0.06 per diluted share) and a charge of up to $2.1 million (approximately $0.06 per diluted share) related to the separation agreement with the Company’s former CEO, Steve Carlson, which was not included in previously provided guidance.  The earnings per share guidance assumes dilutive shares remain at the current level of 22.2 million.

Conference Call Information

The Company will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470. A telephone replay will be available approximately two hours after the call concludes through Thursday, November 18, by dialing 877-870.5176 from the U.S., or 858.384.5517 for international callers, and entering replay number 359440. There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at http://www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier to treat some of the most common and visible skin conditions in adults including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. The history of Obagi Medical's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi Condition & Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm® eye treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, 2007; Obagi ELASTIderm® Décolletage System, 2008; the Obagi Rosaclear® System for rosacea, 2009; Refissa™ Tretinoin Emollient Cream, 0.05%, 2009 and ELASTILash™in 2010. Visit http://www.obagi.com for more information.

Forward Looking Statements

There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes and whether we effect the repurchase of any shares. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

About The S-1 Registration Statement

A registration statement relating to the securities described above has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement is declared effective. The registration statement on Form S-1 may be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Obagi and the Obagi logo are registered trademarks of Obagi Medical Products and/or its affiliates in the United States, EU and certain other countries.

Obagi Medical Products, Inc.
Consolidated Condensed Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$27,891	$24,899	$82,460	$73,393
Cost of sales	5,773	5,250	17,314	15,552
Gross profit	22,118	19,649	65,146	57,841
Selling, general and administrative expenses	18,061	13,610	50,705	43,850
Research and development expenses	1,474	1,114	3,476	3,492
Income from operations	2,583	4,925	10,965	10,499
Loss on dissolution of foreign subsidiary	-	-	(80)	-
Interest income	26	34	75	147
Interest expense	(2)	(17)	(7)	(53)
Income before provision for income taxes	2,607	4,942	10,953	10,593
Provision for income taxes	1,022	1,897	4,362	4,065
Net income	$1,585	$3,045	$6,591	$6,528

Net income attributable to common shares
Basic	$0.07	$0.14	$0.30	$0.30
Diluted	$0.07	$0.14	$0.30	$0.30

Weighted average common shares outstanding
Basic	22,027,822	21,912,707	21,974,926	21,989,952
Diluted	22,151,273	21,993,263	22,209,918	22,005,721

Obagi Medical Products, Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands, except share and per share amounts)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$45,559	$30,215
Short-term investments	-	5,743
Accounts receivable, net	22,804	24,337
Inventories, net	4,266	6,228
Prepaid expenses and other current assets	6,369	4,533
Total current assets	78,998	71,056
Property and equipment, net	3,300	4,689
Goodwill	4,629	4,629
Intangible assets, net	4,740	4,936
Other assets	2,053	2,180
Total assets	$93,720	$87,490
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,334	$7,864
Current portion of long-term debt	2	18
Accrued liabilities	5,237	6,065
Total current liabilities	11,573	13,947
Other long-term liabilities	1,521	1,555
Total liabilities	13,094	15,502
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,862,324 and 22,748,218 shares issued and 22,036,515
and 21,912,857 shares outstanding at September 30, 2010
and December 31, 2009, respectively	23	23
Additional paid-in capital	61,470	59,505
Accumulated earnings	24,481	17,890
Treasury stock, at cost; 811,031 shares at September 30, 2010
and December 31, 2009	(5,348)	(5,348)
Accumulated other comprehensive loss	-	(82)
Total stockholders' equity	80,626	71,988
Total liabilities and stockholders' equity	$93,720	$87,490

Segment information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net sales by segment
Physician-dispensed	$26,687	$23,357	$79,245	$69,854
Licensing	1,204	1,542	3,215	3,539
Net sales	$27,891	$24,899	$82,460	$73,393

Gross profit by segment
Physician-dispensed	$20,946	$18,138	$62,029	$54,395
Licensing	1,172	1,511	3,117	3,446
Gross profit	$22,118	$19,649	$65,146	$57,841

Geographic information
United States	$23,155	$20,256	$69,293	$60,469
International	4,736	4,643	13,167	12,924
Net sales	$27,891	$24,899	$82,460	$73,393

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net sales by product line
Physician-dispensed
Nu-Derm	$14,917	$13,120	$43,177	$39,029
Vitamin C	3,849	2,771	12,430	8,712
Elasticity	2,628	2,362	8,001	6,728
Therapeutic	1,805	1,800	5,383	6,590
Other	3,488	3,304	10,254	8,795
Total	26,687	23,357	79,245	69,854
Licensing	1,204	1,542	3,215	3,539
Total net sales	$27,891	$24,899	$82,460	$73,393